UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2024

CompoSecure, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39687	85-2749902
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

309 Pierce Street Somerset, New Jersey	08873
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 518-0500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	CMPO	Nasdaq Global Market

Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	CMPOW	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Background

On September 17, 2024, each of the Class B stockholders of CompoSecure, Inc. (the “Company”) completed the transactions contemplated pursuant to the previously-announced stock purchase agreements (each, a “stock purchase agreement”) with Resolute Compo Holdings LLC (“Resolute” or “Buyer”), pursuant to which Resolute agreed to acquire a majority interest in the Company in privately negotiated sales and eliminate the Company’s dual-class structure (the “Transaction”). Accordingly, on September 17, 2024 (the “Closing”), Resolute became the majority owner of the Company, having acquired 49,290,409 shares of the Class A Common Stock of the Company (the “Class A Common Stock”) for an aggregate purchase price of approximately $372.1 million, or $7.55 per share of Class A Common Stock acquired, representing an approximately 60% voting interest. Resolute paid the purchase price in cash funded by certain entities related to the family of David Cote. Upon completion of the Transaction, all issued and outstanding shares of Class B Common Stock of the Company were cancelled.

The Company previously filed a Current Report on Form 8-K with the SEC on August 9, 2024 (the “August 9 Form 8-K”) to provide additional detail on the Transaction.

As disclosed in the August 9 Form 8-K, pursuant to the terms of the stock purchase agreements, each Class B stockholder party thereto (the “Selling Holder”) agreed with Resolute to (i) exchange all of such Selling Holder’s Class B Units of CompoSecure Holdings, L.L.C. (“Holdings”), a subsidiary of the Company, for shares of Class A Common Stock (with all of such Selling Holder’s shares of Class B Common Stock being automatically cancelled for no consideration upon such exchange by operation of the Company’s certificate of incorporation), and (ii) subsequently sell to Tungsten 2024 LLC (“Tungsten”) an agreed number of shares of Class A Common Stock of the Company to be owned by the Selling Holder immediately following such exchange. Pursuant to the terms of the stock purchase agreements, each Selling Holder agreed to initiate the exchange of their Class B Units pursuant to the terms of the existing Exchange Agreement, dated as of December 27, 2021, by and among the Company, Holdings and the holders of Class B Units from time to time party thereto, and agreed to sell all or a portion of such resulting shares of Class A Common Stock to Buyer in a series of privately negotiated sales.

The Selling Holders who delivered stock purchase agreements to Resolute include but are not limited to: (a) LLR Equity Partners IV, L.P., a Delaware limited partnership, LLR Equity Partners Parallel IV, L.P., a Delaware limited partnership (such persons set forth in this clause (a), collectively, “LLR”), which are entities affiliated with or controlled by Mitchell Hollin, who as of the signing date was a member of our Company’s Board of Directors (the “Board”), (b) Ephesians 3:16 Holdings LLC, a Delaware limited liability company, Carol D. Herslow Credit Shelter Trust B, and Michele D. Logan, who as of the signing date was a member of our Board (such persons set forth in this clause (b), collectively, “Logan”) and (c) CompoSecure Employee, L.L.C., an entity controlled by Jonathan C. Wilk, our Chief Executive Officer (“Wilk LLC”). Each of Ms. Logan and Mr. Wilk’s respective stock purchase agreements anticipated that each would retain an ownership interest in the Class A Common Stock following the Transaction.

As further disclosed in the August 9 Form 8-K, although the Company is not party to the stock purchase agreements, in connection with the Transaction, upon authorization and approval by a special committee of the Board comprised solely of independent and disinterested directors (the “Special Committee”), (i) the Company and Holdings entered into that certain Letter Agreement, dated August 7, 2024, with Tungsten (the “Letter Agreement”) and (ii) the Company and Holdings entered into Amendment No 1. to the Tax Receivable Agreement dated December 27, 2021 (the “TRA Amendment”) with certain of the TRA Parties (as defined in the Tax Receivable Agreement), including LLR, Logan, the Wilk LLC (each in its capacity as a TRA Party) and the other TRA Parties identified on the signature pages thereto (the “TRA Amendment”). Each of the Letter Agreement and the TRA Amendment were filed as Exhibits 10.1 and 10.2 to the August 9 Form 8-K, respectively, and the terms thereof are qualified in their entirety by reference to the full text of each such document as included in such filing.

Pursuant to the Letter Agreement, the Company agreed that, among other things, subject to and contingent on the consummation of the Closing, (i) the Board, acting upon the recommendation of the Special Committee, would adopt resolutions increasing the size of the Board to eleven (11) directors effective immediately prior to the Closing, (ii) Mitchell Hollin and Michele Logan shall resign as members of the Board, subject to the appointment of David Cote, Tom Knott and four other individuals designated by Buyer to the Board pursuant to the terms of the Letter Agreement (at least two of whom must qualify as an “independent director” pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Nasdaq listing standards, such qualification subject to the confirmation thereof by the Special Committee, each, a “Buyer Independent Designee”), with Mr. Cote to fill the vacancy created by Mr. Hollin and to hold office as a Class III director and Executive Chairman of the Board for the remainder of Mr. Hollin’s term expiring at the Company’s annual meeting of stockholders to be held in 2027, and with Mr. Knott to fill the vacancy created by Ms. Logan and to hold office as a Class II director for the remainder of Ms. Logan’s term expiring at the Company’s annual meeting of stockholders to be held in 2026, (iii) subject to the terms of the Letter Agreement, the Company and the stockholders party thereto shall, at the Closing, terminate the existing Stockholders Agreement (as defined below), and (iv) subject to the terms of the Letter Agreement, each of the Company and Buyer (on behalf of itself and its affiliates) shall execute and deliver, at the Closing, a Governance Agreement in the form attached to the Letter Agreement as Exhibit B (the “Governance Agreement”).

On September 12, 2024, with respect to each stock purchase agreement, Tungsten entered into an Assignment and Assumption of Purchase Agreement with Buyer, pursuant to which Tungsten assigned all of Tungsten’s rights and obligations under each stock purchase agreement to Buyer and Buyer accepted such assignment and assumed and agreed to perform all of Tungsten’s obligations under each stock purchase agreement.

On September 13, 2024, the Hart-Scott-Rodino waiting period expired at 11:59 p.m., at which point all regulatory approval conditions were satisfied.

TRA Amendment

As previously disclosed in the August 9 Form 8-K, the TRA Amendment provides for certain amendments to the Tax Receivable Agreement for the benefit of the Company. In particular, the TRA Amendment amends the definition of “Change of Control” (as defined in the Tax Receivable Agreement) to forego the acceleration of certain payments that may have otherwise been payable to the TRA Parties by the Company or Holdings as a result of the Transaction, provided that such TRA Parties shall retain their right to acceleration of payments upon any future change of control. The TRA Amendment also amends the “Early Termination Rate” (as defined in the Tax Receivable Agreement) by providing for an increase in the discount rate applicable to any future early termination payments pursuant to the Tax Receivable Agreement, resulting in a decrease in the amount of any such potential payments that the TRA Parties would otherwise be entitled to receive.

On September 17, 2024, each of the Sellers and Buyer consummated the transactions anticipated by each stock purchase agreement, and the Closing occurred. Accordingly, pursuant to its terms, the TRA Amendment became effective as of September 17, 2024, with no further action required by the Company, Holdings or the other parties thereto.

Governance Agreement

In connection with the Closing, on September 17, 2024, the Company, Tungsten and Buyer, entered into the Governance Agreement, pursuant to which the Company, on the one hand, and Tungsten, together with Buyer and certain of its affiliates (collectively, the “Stockholder”), on the other hand, shall take all reasonable actions within their respective control to (i) fix and maintain the number of directors that will constitute the whole Board at eleven (11) directors, (ii) maintain on the Board at all times no less than six (6) directors who each qualify as an “independent director” under the Exchange Act and the Nasdaq listing rules (collectively, the “Independent Directors”), as such individuals may be designated by the Nominating Committee of the Board (the “Nominating Committee”), (iii) maintain on the Board at all times the then serving Chief Executive Officer of the Company (the “Executive Director”), (iv) maintain at all times a Nominating Committee that is comprised of a majority of Independent Directors, (v) maintain on the Board, for so long as the Stockholder owns or holds (whether beneficially, of record or otherwise) at least 35% of the outstanding shares of Common Stock, no less than six (6) designees of the Stockholder (collectively, the “Stockholder Directors”), of whom two (2) shall qualify as Independent Directors and be subject to approval of the Nominating Committee, which approval shall not be unreasonably withheld (collectively, the “Stockholder-Designated Independent Directors”), and (vi) cause to be elected or appointed to the Board each such designated Independent Director (including the Stockholder-Designated Independent Directors, as applicable), each other Stockholder Director (as applicable) and the Executive Director.

In addition, the Governance Agreement provides for a twelve (12) month lock-up period, during which time the Stockholder and its affiliates may not, subject to the terms of the Governance Agreement, sell, dispose of or otherwise Transfer (as defined in the Governance Agreement) any Voting Shares (as defined in the Governance Agreement), except for certain Permitted Transfers (as defined in the Governance Agreement). Additionally, the Governance Agreement provides for a twelve (12) month standstill period, during which time the Stockholder and its affiliates, subsidiaries, or associates may not, amongst other matters and subject to the terms of the Governance Agreement, acquire, offer or propose to acquire, or participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) to acquire additional securities of the Company if such acquisition or participation in a group would result in the Stockholder and its controlled affiliates owning securities of the Company representing more than that percentage of the total issued and outstanding shares of Class A Common Stock owned by the Stockholder as of the effective date of the Governance Agreement. The Governance Agreement further prohibits, for a period of twenty-four (24) months following the effective date of the Governance Agreement and subject to the terms contained therein, (i) the Company and the Stockholder from entering into any Rule 13e-3 Transaction (as defined in the Governance Agreement), and (ii) the Stockholder or its affiliates from effecting any short-form merger with the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware. The Governance Agreement also provides that, unless and until the Governance Agreement is terminated, none of the Company, the Board or the Stockholder will authorize, approve or ratify a voluntary delisting of the shares of Class A Common Stock from the Nasdaq stock exchange or voluntary deregistration of shares of Class A Common Stock under the Exchange Act, in either case, without the prior approval of a majority of the Independent Directors.

The foregoing summary of the Governance Agreement is not complete and is qualified in its entirety by reference to the full text of such document, attached hereto as Exhibit 10.1, which is incorporated herein by reference.

The information set forth below under Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

Termination of Stockholders’ Agreement

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 1.02.

On September 17, 2024, the Company and those certain stockholder signatories thereto entered into an agreement to terminate that certain Stockholders Agreement, dated December 27, 2021 (the “Stockholders Agreement”), by and among the Company and the individuals and entities signatory thereto (the “Termination Agreement”). The Stockholders Agreement related to the voting for directors of the Company and contained certain lock-up restrictions, as well as a registration rights agreement that provided customary registration rights to certain equity holders of the Company. Pursuant to the Termination Agreement, the Stockholders Agreement has been terminated as of the Closing.

The foregoing summary of the Termination Agreement is not complete and is qualified in its entirety by reference to the full text of such document, attached hereto as Exhibit 10.2, which is incorporated herein by reference.

Item 5.01	Changes in Control of Registrant.

The information set forth in Item 1.01 and Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.01. The information set forth in Item 5.02 of this Current Report on Form 8-K regarding the arrangements between the Company and Buyer with respect to the election of directors and other matters is hereby incorporated by reference into this Item 5.01.

As disclosed in Item 1.01 above, effective as of the Closing, Buyer acquired shares of Class A Common Stock representing approximately 60% of the voting power of the Company. As of the date of this Current Report on Form 8-K, Mr. John Cote, the manager of Tungsten, as managing member of Buyer, beneficially owns shares (consisting of the shares acquired by Buyer and other shares previously acquired) representing approximately 62% of the Company.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 and Item 1.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 5.02.

On September 17, 2024, in accordance with the Letter Agreement, the Board approved the increase in the size of the Board from seven (7) directors to eleven (11) directors.

Resignation of Directors

In connection with the Transaction, on August 7, 2024, each of Mitchell Hollin and Michele Logan delivered notice of their resignation as a member of the Board and all committees thereof (and in Mr. Hollin’s case, as Chairman of the Board), subject to and contingent on the consummation of the Closing, pursuant to the terms of the Letter Agreement (the “Resignation Letters”). Such resignations from the Board are not a result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices or any other matter. Pursuant to the terms of the Resignation Letters, each of Mr. Hollin and Ms. Logan’s resignations became effective as of the Closing, on September 17, 2024.

Appointment of New Directors

In connection with the Closing and in accordance with the terms of the Letter Agreement, and on the recommendation of the Special Committee with respect to each Buyer Independent Designee, effective September 17, 2024, the Board appointed six (6) new members of the Board: Mr. David M. Cote, Mr. Thomas R. Knott, Mr. Joseph DeAngelo, Mr. Mark James, Mr. Roger Fradin and Mr. John Cote (each, a “New Director”).

David M. Cote

Mr. David Cote has been appointed to fill the Board position created by the resignation of Mr. Hollin, and shall hold office as a Class III director and as Executive Chairman of the Board for the term expiring at the annual meeting of the stockholders of the Company to be held in 2027, or until his earlier resignation or removal.

Mr. David Cote has served as the Executive Chairman of the board of directors of Vertiv Holdings Co (“Vertiv”), a digital infrastructure and continuity provider, since February 2020 and as Chief Executive Officer, President and Secretary and Chairman of the board of directors of its predecessor, GS Acquisition Holdings Corp. (“GSAH”), a special purpose acquisition company, from April 2018 until February 2020. Mr. David Cote previously served in roles of increasing seniority at Honeywell International Inc. (“Honeywell”), a multinational conglomerate, commencing with his appointment in February 2002 as President and Chief Executive Officer, including as Chairman and Chief Executive Officer from July 2002 to March 2017 and subsequently as Executive Chairman of the board of directors of Honeywell until April 2018. Mr. David Cote is the father of Mr. John Cote. Mr. David Cote was selected to serve on the Board due to his extensive leadership, management, and investing experience, including in the industrial sector.

Thomas R. Knott

Mr. Tom Knott has been appointed to fill the Board position created by the resignation of Ms. Logan, and shall hold office as a Class II director for the term expiring at the annual meeting of the stockholders of the Company to be held in 2026, or until his earlier resignation or removal.

Mr. Knott currently serves as a non-managing member of Tungsten. Among his previous roles, Mr. Knott served as the Head of Permanent Capital Strategies Group in the Consumer and Investment Management Division of Goldman Sachs, a global investment bank and financial services firm, starting in March 2018. He was also the CEO, CFO, Secretary and Director of special purposes acquisition companies Goldman Sachs Acquisition Holdings I (“GSAH I”) and Goldman Sachs Acquisition Holdings II (“GSAH II”), respectively. Mr. Knott led all aspects of Goldman Sachs’ co-sponsorship of GSAH II from its initial public offering in June 2020 to its merger with Mirion Technologies, a provider of nuclear measurement and detection systems, in October 2021. He also led GSAH I from its initial public offering in June 2018 to its merger with Vertiv in February 2020. Mr. Knott was selected to serve on the Board due to his deep management and investing experience, including in the industrial sector. As of September 17, 2024, Mr. Knott has been appointed to serve as a member of the Compensation Committee of the Board (the “Compensation Committee”).

John Cote

Mr. John Cote has been appointed to fill one of the newly created directorships created by the expansion in the size of the Board, to hold office as a Class I director for the term expiring at the annual meeting of the stockholders of the Company to be held in 2025, or until his earlier resignation or removal.

Mr. John Cote is a Managing Partner and founder of SRM Equity Partners, LLC, a private equity firm, and serves as the manager of Tungsten. Among his previous roles, Mr. John Cote has served as the Chief Executive Officer of Industrial Inspection & Analysis, Inc., an inspection, testing and analytical business. Mr. John Cote brings a background in investment banking from his years at J.P. Morgan Chase & Co, a global investment bank and financial services firm, where he worked on equity, debt, and M&A transactions in the Natural Resources Coverage group, and where he was a member of the Corporate Client Banking strategy team. Mr. John Cote is the son of Mr. David Cote. Mr. John Cote was selected to serve on the Board due to his deep leadership and investing experience, including in the industrial sector. As of September 17, 2024, Mr. John Cote has been appointed to serve as a member of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).

Mark James

Mr. Mark James has been appointed to fill one of the newly created directorships created by the expansion in the size of the Board, to hold office as a Class II director for the term expiring at the annual meeting of the stockholders of the Company to be held in 2026, or until his earlier resignation or removal.

Mr. James is the President of Mark James Enterprises, his own executive consulting business. Previously, Mr. James served in roles of increasing seniority at Honeywell for over 20 years before his retirement in July 2020, including nearly 13 years as Chief Human Resources Officer. Prior to becoming CHRO, Mr. James’ prior roles at Honeywell included serving as Vice President of Human Resources and Communications for Honeywell Aerospace, Vice President of Human Resources and Communications for Honeywell Aerospace Electronic Systems, and HR Director of Federal Manufacturing and Technologies. Mr. James was selected to serve on the Board due to his deep leadership and management experience, including in the industrial sector. As of September 17, 2024, Mr. James has been appointed to serve as chair of the Nominating and Corporate Governance Committee, and as a member of the Compensation Committee.

Roger B. Fradin

Mr. Roger Fradin, whom the Special Committee and the Board has determined qualifies as an “independent director” under the Exchange Act, and the Nasdaq listing rules and thus qualifies as a Buyer Independent Designee pursuant to the Letter Agreement, has been appointed to fill one of the newly created directorships created by the expansion in the size of the Board, to hold office as a Class I director for the term expiring at the annual meeting of the stockholders of the Company to be held in 2025, or until his earlier resignation or removal.

Mr. Fradin has served as a director of Vertiv since February 2020, and previously as a director of its predecessor GSAH from June 2018. Mr. Fradin previously served in roles of increasing seniority at Honeywell from 2000 until his retirement in 2017, including as President and Chief Executive Officer of Honeywell’s Automation and Control Solutions business from January 2004 to April 2014 and as Vice Chairman of Honeywell from April 2014 until February 2017. Mr. Fradin also serves as a consultant for The Carlyle Group, a global investment firm, and an advisor to Seal Rock Partners, a private equity investment firm. Mr. Fradin was selected to serve on the Board due to his deep leadership and investing experience, industrial expertise, as well as for his experience overseeing acquisitions. As of September 17, 2024, Mr. Fradin has been appointed to serve as chair of the Compensation Committee, and as a member of the Audit Committee of the Board (the “Audit Committee”).

Joseph DeAngelo

Mr. Joseph DeAngelo, whom the Special Committee and the Board has determined qualifies as an “independent director” under the Exchange Act, and the Nasdaq listing rules and thus qualifies as a Buyer Independent Designee pursuant to the Letter Agreement, has been appointed to fill one of the newly created directorships created by the expansion in the size of the Board, to hold office as a Class II director for the term expiring at the annual meeting of the stockholders of the Company to be held in 2026, or until his earlier resignation or removal.

Mr. DeAngelo has served as a director of Vertiv since October 2022 and as Chairman of the Board, President and Chief Executive Officer of HD Supply Holdings, Inc. (“HDS”), one of the largest industrial distributors in North America, beginning in March 2015. Mr. DeAngelo previously served as President and Chief Executive Officer of HDS beginning January 2005, and was a member of HDS’s board beginning August 2007, serving in each position until the closing of the acquisition of HDS by The Home Depot during 2020. Mr. DeAngelo also served as Executive Vice President and Chief Operating Officer of The Home Depot during 2007, and from 2005 to 2006, he served as Executive Vice President of HDS. Mr. DeAngelo was selected to serve on the Board due to his extensive leadership, management experience, and industry knowledge. As of September 17, 2024, Mr. DeAngelo has been appointed to serve as chair of the Audit Committee, and as a member of the Nominating and Corporate Governance Committee.

As a result of the Transaction, the Company is a “controlled company” within the meaning of Rule 5615(c)(1) of the Nasdaq listing rules. The Board has approved the Company’s availing itself of the “controlled company” exemptions under the Nasdaq listing rules.

As a result of the New Directors’ Board committee appointments made on September 17, 2024, the Board committees have the following composition: the Audit Committee comprises Mr. DeAngelo, Mr. Fradin and Mr. Brian Hughes, with Mr. DeAngelo serving as chair; the Compensation Committee comprises Mr. Fradin, Ms. Niloofar Razi Howe, Mr. James and Mr. Knott, with Mr. Fradin serving as chair; and the Nominating and Corporate Governance Committee comprises Mr. James, Mr. John Cote, Mr. DeAngelo, Mr. Paul Galant and Ms. Jane Thompson, with Mr. James serving as chair.

On September 17, 2024, each New Director entered into an indemnity agreement with the Company (the “Indemnity Agreement”), each of which is substantially similar to the Form of Indemnification Agreement previously entered into by the other officers and directors of the Company. Other than the Indemnity Agreement, the New Directors are not party to nor do they participate in any material plan, contract or arrangement (whether or not written) of the Company. Except as otherwise described herein, (i) there are no family relationships between any New Director and any other director or executive officer of the Company, (ii) there are no arrangements or understandings between any New Director and any other persons pursuant to which such New Director has been selected as a director to the Company’s Board, and (iii) no New Director is a party to any transaction required to be disclosed under Item 404(a) of Regulation S-K.

In connection with the Closing, the Board determined to suspend the automatic issuance of equity awards to the New Directors pursuant to the Company’s Non-Employee Director Compensation Policy. The Board plans to reevaluate the appropriate compensation for the Company’s directors following the completion of the Transaction.

In addition, on September 17, 2024, the Board determined that the Transaction would constitute (i) a “Change of Control” under the CompoSecure, Inc. 2021 Incentive Equity Plan (the “Company Equity Plan”) and (ii) a “Corporate Transaction” under the CompoSecure, L.L.C. Equity Incentive Plan (the “Rollover Plan”). Acting within its authority pursuant to the Company Equity Plan, the Board determined that the outstanding equity awards, including performance-based awards under the Company Equity Plan, will remain outstanding pursuant to the terms of the Company Equity Plan and the applicable award agreements following the Closing. As a result, the applicable performance metrics will be measured over the periods as set forth in the Company Equity Plan or the individual awards unchanged by the Transaction. In addition, acting within its authority pursuant to the Rollover Plan, the Board determined that the outstanding awards under such plan, including certain options to purchase shares of Class A Common Stock of the Company, will remain outstanding pursuant to the terms of the Rollover Plan and the applicable award agreement following the Closing. As a result, for the remainder of the term applicable to such options or until such options become vested and/or exercised pursuant to such terms, the terms applicable to the options shall remain unchanged by the Transaction. Accordingly, there have been no material changes or awards granted pursuant to any Company material compensatory plan, contract or arrangement.

Item 7.01	Regulation FD Disclosure.

On September 17, 2024, the Company issued a press release announcing the Closing. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, shall not otherwise be subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference. The furnishing of this communication is not intended to constitute a representation that such information is required by Regulation FD or that the material it contains includes material information that is not otherwise publicly available.

Item 8.01	Other Events.

The Closing will trigger the occurrence of a Fundamental Change and a Make-Whole Fundamental Change (each as defined in the indenture (the “Indenture”) governing Holdings’ 7.00% Exchangeable Notes due 2026 (the “Notes”)), which will be effective within five business days of the Closing. As a result of the Make-Whole Fundamental Change, each holder of Notes will have the right to exchange its Notes at an exchange rate that the Company expects will be increased temporarily. This increased exchange rate will apply only to exchanges of Notes beginning on the effective date of the Make-Whole Fundamental Change and ending on the business day immediately preceding the Fundamental Change Repurchase Date (as defined below). Following this period, the Exchange Rate will revert to its current Exchange Rate. Once the Make-Whole Fundamental Change has become effective, the Company will issue a notice to holders of the Notes pursuant to the terms of the Indenture, and which the Company intends to disclose via an amendment to this Current Report on Form 8-K.

Additionally, as a result of the occurrence of a Fundamental Change, each holder of Notes will have the right, at such holder’s option, to require Holdings to purchase for cash all of such holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, on the Fundamental Change Repurchase Date, in accordance with and subject to the satisfaction by the holder of the requirements set forth in the Indenture. The repurchase price will be 100% of the principal amount of such Notes, plus any accrued and unpaid interest thereon, to, but excluding, the Fundamental Change Repurchase Date. On or before the 20th calendar day after the effective date of the Fundamental Change, Holdings will deliver to holders a notice constituting a Fundamental Change Company Notice (as defined in the Indenture) specifying the Fundamental Change Repurchase Date, which will be a date not less than 20 business days or more than 35 business days following the date of the Fundamental Change Company Notice.

Item 9.01	Exhibits

(d) Exhibits

Exhibit No.	Description
10.1*	Governance Agreement, dated September 17, 2024, by and between CompoSecure, Inc., Resolute Compo Holdings LLC and Tungsten 2024 LLC.
10.2	Agreement to Terminate Stockholders Agreement, dated September 17, 2024, by and between CompoSecure, Inc. and the certain stockholders signatories thereto.
99.1	Press Release, dated September 17, 2024.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

* Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide a copy of any omitted schedule or exhibit to the SEC or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPOSECURE, INC.

Date: September 17, 2024	By:	/s/Timothy Fitzsimmons
Timothy Fitzsimmons
Chief Financial Officer